                             [ABC Accounting, Inc.]

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

   A Stock Company               Home Office Location:  100 Madison Street, Suite 1860
                                                        Syracuse, New York

                        Administrator Mailing Address:  Lincoln  Life & Annuity Company of New York
                                                        Corporate Specialty Markets
                                                        350 Church Street
                                                        Hartford, CT 06103-1106

Lincoln Life & Annuity Company of New York ("Lincoln Life") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Insured Employee's death during the continuance of the Policy. Such payment shall be made as provided under GENERAL PROVISIONS, PAYMENT OF PROCEEDS. Lincoln Life further agrees to pay the Surrender Value to the Owner upon surrender of the Policy.

RIGHT TO EXAMINE THE POLICY. The Policy may be returned to Lincoln Life, Corporate Specialty Markets, or its representative within 45 days of the date the application is signed or within 10 days after receipt of the Policy by the Owner, whichever is later (60 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the Policy is so returned, it will be deemed void from the Date of Issue and Lincoln Life will refund all premium paid. If the Policy is not returned, the premium payment will be processed as set forth in PREMIUM PROVISIONS, ALLOCATION OF NET PREMIUM PAYMENTS.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE DATE OF ISSUE EQUAL THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER INSURANCE COVERAGE PROVISIONS.

The Policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the Policy. In consideration of the application and the payment of premiums as provided, the Policy is executed by Lincoln Life as of the Date of Issue.

     /s/ Cynthia A. Rose                    /s/ Lorry J. Stensrud


                                    Registrar

              GROUP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY Non-Participating Variable life insurance payable upon maturity date or death of the Insured Employee.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the Policy.
         Flexible premiums payable to when the Insured Employee reaches
                                 Policy Age 100.
                Investment results reflected in Policy benefits.
       Premium Payments and Supplementary Coverages as shown in the Policy
                                 Specifications.

LN935                                 NY

                                TABLE OF CONTENTS

                                                                            PAGE
Policy Specifications.........................................................PS

Schedule 1: Expense Charges and Fees.........................................PS1

Schedule 2: Table of Guaranteed Maximum Cost of Insurance Rates
 Per $1,000..................................................................PS2

Schedule 3: Minimum Death Benefit Proceeds as a Percentage of Total
 Account Value...............................................................PS3

Definitions....................................................................1

Premium Provisions.............................................................3

Ownership and Beneficiary Provisions...........................................4

Variable Account Provisions....................................................5

Policy Values Provisions.......................................................6

Transfer Privilege Provision...................................................8

Optional Sub-Account Allocation Programs.......................................8

Nonforfeiture and Surrender Value Provisions...................................9

Loan Provisions...............................................................10

Insurance Coverage Provisions.................................................11

General Provisions............................................................13


Followed by Optional Methods of Settlement and Any Riders.




LN935                                 NY

                              POLICY SPECIFICATIONS

POLICY                                                  DATE OF ISSUE
NUMBER:  I 1 111 000                                    MAY 1, 2003



BENEFICIARY - ABC ACCOUNTING, INC.

OWNER - ABC ACCOUNTING, INC.

PLAN - GROUP FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY


     STATE TAX AT ISSUE:             3 %
                                --------

MONTHLY DEDUCTION DAY:  THE 1ST DAY OF EACH MONTH


NET PREMIUM INITIAL ALLOCATION PERCENTAGES:
     FIXED ACCOUNT         100%


INTEREST RATE CHARGED ON LOAN BALANCE ACCOUNT :          3.65% YEARS 1-10;
                                                         3.00% THEREAFTER

INTEREST RATE CREDITED TO LOAN COLLATERAL ACCOUNT :      3.00% ALL YEARS


THE PLANNED PREMIUM AMOUNT SHOWN ON THE EXHIBIT OF INSUREDS MAY NOT CONTINUE THE POLICY INFORCE TO THE MATURITY DATE OF THE INSURED EMPLOYEE EVEN IF THIS AMOUNT IS PAID AS SCHEDULED. THE PERIOD FOR WHICH THE POLICY WILL CONTINUE WILL DEPEND
ON:

     1)   THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS;

     2)   CHANGES IN THE SPECIFIED AMOUNT AND THE DEATH BENEFIT OPTIONS;

     3)   CHANGES IN INTEREST CREDITED, FUND PERFORMANCE AND MORTALITY
          DEDUCTIONS;

     4)   DEDUCTIONS FOR RIDERS AND BENEFITS;

     5)   PARTIAL SURRENDERS AND POLICY LOANS.


LN935                                 NY                                      PS

                      SCHEDULE 1: EXPENSE CHARGES AND FEES

PREMIUM LOAD. Lincoln Life will deduct a Premium Load from each premium payment as follows:

                                                       PREMIUM LOAD %
                     PREMIUM LOAD %                     ON PREMIUM IN
    YEAR           TO TARGET PREMIUM               EXCESS OF TARGET AMOUNT
  ----------    -------------------------     ----------------------------------
      1                   4.5%                              0.5%
      2                   4.5%                              0.5%
      3                   3.0%                              0.5%
     4-7                  2.0%                              0.5%
     8+                   1.5%                              0.5%

Lincoln Life may change this charge based on its expectations of future expenses, but the charge is guaranteed not to exceed the following:

                    PREMIUM LOAD PERCENTAGE ON EACH          PREMIUM LOAD PERCENTAGE
                            PREMIUM PAYMENT                  ON EACH PREMIUM PAYMENT
       YEAR                TO TARGET PREMIUM                IN EXCESS OF TARGET AMOUNT
    ------------    ---------------------------------    ---------------------------------
         1                        12.0%                                5.0%
        2-5                        9.0%                                5.0%
        6+                         5.0%                                5.0%

PREMIUM TAX. An amount equal to state and municipal taxes associated with premium received is deducted from each premium payment. Refer to Policy Specifications for Premium Tax at Issue.

MONTHLY ADMINISTRATIVE FEE. A Monthly Deduction is made on each Monthly Anniversary Day from the Total Account Value. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) It includes an administrative fee charge, Cost of Insurance charges and any charges for supplemental riders or optional benefits.

The monthly administrative fee as of the Date of Issue of the Policy consists of a fee of $6.00 per month in all Policy Years. Lincoln Life may change this fee after the first Policy Year based on its expectations of future expenses, but the fee is guaranteed not to exceed $10.00 per month.

CHARGES AND FEES ASSOCIATED WITH THE VARIABLE SUB-ACCOUNTS. Lincoln Life imposes a Mortality and Expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. [ This charge is equal to an annual rate of 0.40% of a Variable Sub-Account's value during Policy Years 1 through 10, 0.20% during Policy Years 11 through 20 and 0.10% during the 21st and later Policy Years. ] This charge is guaranteed not to exceed 0.80% in any Policy Year. Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

TRANSFER FEE. Lincoln Life reserves the right to charge a transfer fee of $25 for each transfer request in excess of 24 made during any Policy Year. A single transfer request, made either In Writing or electronically, may consist of multiple transactions. Currently this charge is zero.

LN935                               NY LC                                    PS1

         SCHEDULE 2: TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES (MONTHLY RATES PER $1,000 OF NET AMOUNT AT RISK)

The monthly Cost of Insurance Rate charged under the Policy varies based on the age (nearest birthday), and duration of the Insured Employee, but will not exceed the rates shown in the table below. However, in determining the Guaranteed Maximum Cost of Insurance Rates, Lincoln Life will add the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS to the rates below. If the Insured Employee is in a rated premium class, the Guaranteed Maximum Cost of Insurance Rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. The rates below are based on the 1980 CSO Table (Male Aggregate).

   POLICY AGE        MONTHLY RATE            POLICY AGE         MONTHLY RATE         POLICY AGE      MONTHLY RATE
---------------------------------------- -----------------------------------------------------------------------------
       0                0.34833                  35               0.17583                70             3.29250
       1                0.08917                  36               0.18667                71             3.60833
       2                0.08250                  37               0.20000                72             3.97083
       3                0.08167                  38               0.21500                73             4.38667
       4                0.07917                  39               0.23250                74             4.84917
---------------------------------------- -----------------------------------------------------------------------------

       5                0.07500                  40               0.25167                75             5.34917
       6                0.07167                  41               0.27417                76             5.87750
       7                0.06667                  42               0.29667                77             6.42667
       8                0.06333                  43               0.32250                78             6.99167
       9                0.06167                  44               0.34917                79             7.58750
---------------------------------------- -----------------------------------------------------------------------------

       10               0.06083                  45               0.37917                80             8.23667
       11               0.06417                  46               0.41000                81             8.95667
       12               0.07083                  47               0.44333                82             9.77083
       13               0.08250                  48               0.47833                83            10.68833
       14               0.09583                  49               0.51750                84            11.68750
---------------------------------------- -----------------------------------------------------------------------------

       15               0.11083                  50               0.55917                85            12.74583
       16               0.12583                  51               0.60833                86            13.84083
       17               0.13917                  52               0.66333                87            14.96250
       18               0.14833                  53               0.72583                88            16.10583
       19               0.15500                  54               0.79667                89            17.27417
---------------------------------------- -----------------------------------------------------------------------------

       20               0.15833                  55               0.87250                90            18.48083
       21               0.15917                  56               0.95500                91            19.74833
       22               0.15750                  57               1.04083                92            21.12083
       23               0.15500                  58               1.13250                93            22.67583
       24               0.15167                  59               1.23083                94            24.65833
---------------------------------------- -----------------------------------------------------------------------------

       25               0.14750                  60               1.34000                95            27.49667
       26               0.14417                  61               1.46167                96            32.04583
       27               0.14250                  62               1.59917                97            40.01667
       28               0.14167                  63               1.75500                98            54.83167
       29               0.14250                  64               1.92833                99            83.33333
       30               0.14417                  65               2.11833
---------------------------------------- -----------------------------------------

       31               0.14833                  66               2.32083
       32               0.15250                  67               2.53667
       33               0.15917                  68               2.76583
       34               0.16667                  69               3.01417


LN935                                                                        PS2

                     SCHEDULE 3: CORRIDOR PERCENTAGES TABLE
                            (GUIDELINE PREMIUM TEST)

The formula to determine the Minimum Required Death Benefit, described under item (b) of the INSURANCE COVERAGE PROVISIONS; DEATH BENEFIT, is based on the Insured Employee's age and the applicable percentage of the Total Account Value from the table below:

       POLICY                   APPLICABLE                  POLICY                    APPLICABLE
        AGE                     PERCENTAGE                    AGE                     PERCENTAGE
    -------------             --------------             -------------             ---------------
        0-40                      250%                         70                       115%
         41                       243                          71                       113
         42                       236                          72                       111
         43                       229                          73                       109
         44                       222                          74                       107
    -------------             --------------             -------------             ---------------

         45                       215                          75                       105
         46                       209                          76                       105
         47                       203                          77                       105
         48                       197                          78                       105
         49                       191                          79                       105
    -------------             --------------             -------------             ---------------

         50                       185                          80                       105
         51                       178                          81                       105
         52                       171                          82                       105
         53                       164                          83                       105
         54                       157                          84                       105
    -------------             --------------             -------------             ---------------

         55                       150                          85                       105
         56                       146                          86                       105
         57                       142                          87                       105
         58                       138                          88                       105
         59                       134                          89                       105
    -------------             --------------             -------------             ---------------

         60                       130                          90                       105
         61                       128                          91                       104
         62                       126                          92                       103
         63                       124                          93                       102
         64                       122                          94                       101
    -------------             --------------             -------------             ---------------

         65                       120                          95                       100
         66                       119                          96                       100
         67                       118                          97                       100
         68                       117                          98                       100
         69                       116                          99                       100
    -------------             --------------             -------------             ---------------


LN935                                 GPT                                    PS3

                     SCHEDULE 3: CORRIDOR PERCENTAGES TABLE
                         (CASH VALUE ACCUMULATION TEST)

The formula to determine the Minimum Required Death Benefit, described under item (b) of the INSURANCE COVERAGE PROVISIONS; DEATH BENEFIT, is based on the Insured Employee's age and the applicable percentage of the Total Account Value from the table below:

       POLICY     APPLICABLE          POLICY     APPLICABLE          POLICY     APPLICABLE
        AGE       PERCENTAGE           AGE       PERCENTAGE           AGE       PERCENTAGE
    ---------------------------    ---------------------------    ---------------------------
         35         397.3%              60         187.4%              85         118.1%
         36         384.3%              61         182.7%              86         116.9%
         37         371.9%              62         178.2%              87         115.8%
         38         359.8%              63         173.9%              88         114.7%
         39         348.3%              64         169.8%              89         113.7%
    ---------------------------    ---------------------------    ---------------------------

         40         337.2%              65         165.8%              90         112.8%
         41         326.5%              66         162.1%              91         111.8%
         42         316.2%              67         158.5%              92         110.8%
         43         306.4%              68         155.2%              93         109.8%
         44         296.9%              69         151.9%              94         108.7%
    ---------------------------    ---------------------------    ---------------------------

         45         287.8%              70         148.8%              95         107.5%
         46         279.0%              71         145.8%              96         106.2%
         47         270.6%              72         143.0%              97         104.8%
         48         262.5%              73         140.3%              98         103.3%
         49         254.8%              74         137.8%              99         102.0%
    ---------------------------    ---------------------------    ---------------------------

         50         247.3%              75         135.5%
         51         240.1%              76         133.2%
         52         233.2%              77         131.2%
         53         226.5%              78         129.2%
         54         220.2%              79         127.4%
    ---------------------------    ---------------------------

         55         214.1%              80         125.6%
         56         208.3%              81         123.9%
         57         202.7%              82         122.3%
         58         197.4%              83         120.8%
         59         192.3%              84         119.4%
    ---------------------------    ---------------------------



LN935                                 CVAT                                   PS3

                                   DEFINITIONS

ADMINISTRATOR MAILING ADDRESS. The Administrator Mailing Address for the Policy is indicated on the front cover.

COST OF INSURANCE. SEE POLICY VALUES PROVISIONS, COST OF INSURANCE.

COST OF INSURANCE RATES. This term is defined in SCHEDULE 2.

DATE OF ISSUE. The effective date for Initial Coverage under the Policy is the Date of Issue shown in the Policy Specifications. The Date of Issue and the effective date for any change in coverage will be the Date of Coverage Change shown in the Exhibit of Insureds. Coverage is conditional on payment of the first premium, if any, and issue of this Policy as provided in the application.

DEATH BENEFIT. The greater of the Requested Death Benefit and the Minimum Required Death Benefit.

DEATH BENEFIT PROCEEDS. An amount equal to the Death Benefit less any indebtedness.

DUE PROOF OF DEATH. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Lincoln Life.

FIXED ACCOUNT. The account under which principal is guaranteed and interest is credited at a rate of not less than 3% per year. (SEE POLICY VALUES PROVISION, INTEREST CREDITED UNDER FIXED ACCOUNT.) Fixed Account assets are general assets of Lincoln Life and are held in Lincoln Life's general account.

FUND(S). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested.

FUND GROUP. Each of the open-end management investment companies registered under the 1940 Act, one or more of the portfolios (funds) of which fund the Variable Sub-Accounts.

GRACE PERIOD. SEE PREMIUM PROVISIONS, GRACE PERIOD.

HOME OFFICE. The term "Home Office" means Lincoln Life & Annuity Company of New York.

IN WRITING. With respect to any notice to Lincoln Life, this term means a written form satisfactory to Lincoln Life and received at the Administrator Mailing Address. With respect to any notice by Lincoln Life to the Owner, this term means written notice by ordinary mail to such person at the most recent address in Lincoln Life's records.

INDEBTEDNESS. See LOAN PROVISIONS, INDEBTEDNESS.

INITIAL COVERAGE. Coverage provided for an Insured Employee by this Policy prior to any change in coverage for that Insured Employee.

INSURANCE QUALIFICATION METHOD. A Policy must satisfy one of two testing methods (Guideline Premium Test or the Cash Value Accumulation Test) to qualify as a life insurance contract for tax purposes under Section 7702 of the Internal Revenue Code. (see SCHEDULE 3). The testing method is selected by the Owner at the time of issue and is irrevocable.

INSURED EMPLOYEE. A person named on the Exhibit of Insureds in the Policy Specifications.



LN935                                 NY                                  Page 1

INSURED EMPLOYEE INITIAL COVERAGE DURATION/INSURED EMPLOYEE INITIAL COVERAGE DURATION ANNIVERSARY. The first Insured Employee Initial Coverage Duration is the 12 month period beginning on the Date of Issue of Initial Coverage on any Insured Employee. The Insured Employee Initial Coverage Duration Anniversary is equal to the Insured Employee Initial Coverage Duration plus 1 year, 2 years, etc.

ISSUE AGE. The age of the Insured Employee at her or his nearest birthday on the Date of Issue.

LOAN BALANCE. The amount of all outstanding Policy loans and any due and unpaid interest.

LOAN COLLATERAL ACCOUNT. When a loan is taken, an amount equal to the loan is transferred from the Variable Sub-Accounts and the Fixed Account on a proportional basis, unless otherwise indicated, to this account. The Loan Collateral Account is part of Lincoln Life's general account.

MATURITY DATE. The Policy Anniversary on which the Insured Employee attains Policy Age 100.

MINIMUM REQUIRED DEATH BENEFIT. An amount determined by Lincoln Life equal to that required by the Internal Revenue Code and is based upon the Insurance Qualification Method selected at issue to maintain the contract as a life insurance Policy (See SCHEDULE 3).

MONTHLY ANNIVERSARY DAY. The Day of the month, as shown in the POLICY SPECIFICATIONS, when Lincoln Life makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.

MONTHLY DEDUCTION. The Monthly Deduction is made from the Total Account Value. This deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) The first Monthly Deduction is made as of the Date of Issue. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

MORTALITY AND EXPENSE RISK (M&E) RATE. A daily fee assessed by Lincoln Life as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 1.

NET TOTAL ACCOUNT VALUE. The Total Account Value, less the Loan Balance.

NET PREMIUM PAYMENT. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 1, available for allocation to the Fixed Account and Variable Sub-Accounts.

1940 ACT. The Investment Company Act of 1940, as amended.

NYSE. New York Stock Exchange.

POLICY. The document describing the aggregation of coverage for the Insured Employee.

POLICY AGE. The Issue Age increased by the number of completed Policy Years.

POLICY ANNIVERSARY. The day of the year the Policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

POLICY MONTH. The Policy Month begins each month on the same day of the month as the Date of Issue.

POLICY YEAR. Each twelve-month period, beginning on the Date of Issue, during which the Policy is in effect.

REQUESTED DEATH BENEFIT. The Requested Death Benefit is an amount equal to the Specified Amount plus an amount, if any, determined by the Death Benefit Option. (SEE INSURANCE COVERAGE PROVISIONS, REQUESTED DEATH BENEFIT).


LN935                                 NY                                  Page 2

RIGHT-TO-EXAMINE PERIOD. SEE RIGHT TO EXAMINE THE POLICY, on the front cover of the Policy.

SEC. The Securities and Exchange Commission.

SPECIFIED AMOUNT. The Specified Amount is shown in the Exhibit of Insureds. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS; CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS.

SURRENDER VALUE. SEE NONFORFEITURE AND SURRENDER VALUE PROVISIONS, SURRENDER VALUE.

TOTAL ACCOUNT VALUE. See POLICY VALUE PROVISION, TOTAL ACCOUNT VALUE.

VALUATION DAY. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.


VARIABLE ACCOUNT. The Lincoln Life Flexible Premium Variable Life Account [ S ] consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are Separate Account assets of Lincoln Life, the investment performance of which is kept separate from that of the general assets of Lincoln Life. Variable Account assets are not chargeable with the general liabilities of Lincoln Life.

VARIABLE ACCUMULATION UNIT. A unit of measure used to calculate the value of each Variable Sub-Account.

                               PREMIUM PROVISIONS

PREMIUMS. The initial premium must be paid for coverage to be effective (SEE INSURANCE COVERAGE PROVISIONS, DATE OF COVERAGE). Additional premium may be paid, with the consent of Lincoln Life and subject to the requirements under ADDITIONAL PREMIUMS, at any time before the Insured Employee reaches Policy Age
100. There is no minimum premium requirement. However, the Policy will lapse subject to the terms set forth in the GRACE PERIOD if the portion of the Total Account Value allocated to the Insured Employee is insufficient to pay a Monthly Deduction.

PAYMENT OF PREMIUM. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of Lincoln Life. All subsequent premium payments are payable at the Administrator Mailing Address.

PLANNED PREMIUM. If the Owner chooses to make periodic premium payments, Lincoln Life shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of Lincoln Life.

Any payment not designated as a premium or loan repayment will be applied to reduce Policy indebtedness if a loan is outstanding.

The Planned Premium amount, as shown in the Policy Specification page, payable in accordance with the payment mode specified, may not continue the Policy in force until the Policy Anniversary after the Insured Employee reaches, or would have reached age 100 even if the amount is paid as scheduled. The duration for which the Policy will continue will depend upon: a) the amount, timing and frequency of payment; b) changes in the Specified Amount and Death Benefit Options; c) Changes in current interest credits and insurance costs; d) changes in deductions for riders, if any; and e) partial surrenders and loans.

LN935                                 NY                                  Page 3

ADDITIONAL PREMIUM. In addition to any planned premium, it is possible to make additional premium payments of no less than $100 at any time before the Insured Employee reaches Policy Age 100. Lincoln Life reserves the right to limit the amount or frequency of any such additional premium payments if (a) such additional premium payments will result in an increase in coverage under the Policy, or (b) such is necessary to preserve the favorable tax status of this Policy. Any payment exceeding the maximum amount that can be paid under Section 7702 of the IRC will be refunded. Lincoln Life will require satisfactory evidence of insurability on the Insured Employee if payment of additional premium during the current year would increase the net amount at risk.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed Account and Variable Sub-Accounts. All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payment will be allocated net of the Premium Load and Premium Tax charges, if any, as specified in SCHEDULE 1. All Net Premium Payments received before the end of the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless Lincoln Life is otherwise instructed In Writing.

GRACE PERIOD. If on any Monthly Anniversary Day the portion of the Total Account Value allocated to the Insured Employee is insufficient to cover the current Monthly Deduction, or if the amount of Indebtedness exceeds the portion of the Total Account Value allocated to the Insured Employee, Lincoln Life shall send a notice In Writing to the Owner. Such notice shall state the amount which must be paid to avoid termination. The Net Premium Payment necessary to keep coverage allocated for the Insured Employee will be at least equal to (a) the amount by which the Monthly Deduction Amount exceeds the Total Account Value, or (b) the amount by which the Indebtedness exceeds the Total Account Value, and (c) enough additional premium to cover at least two additional months' Monthly Deductions.

If the amounts set forth in the notice are not paid to Lincoln Life on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the Policy shall terminate. All coverage with respect to the Insured Employee under the Policy will then lapse without value.

                      OWNERSHIP AND BENEFICIARY PROVISIONS

OWNER. The Owner on the Date of Issue will be designated in the POLICY SPECIFICATIONS.

RIGHTS OF OWNER. While the Insured Employee is alive, except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the Policy including the right to: (a) release or surrender the Policy to Lincoln Life, (b) agree with Lincoln Life to any change in or amendment to the Policy, (c) transfer all rights and privileges to another person, and (d) change the Beneficiary. If the Policy is owned jointly, all rights granted by the Policy must be made jointly.

The Owner may exercise any rights and privileges under the Policy without the consent, subject to any applicable state law, of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary.

Unless provided otherwise, all of the rights and privileges of the Owner under the Policy shall vest in the Owner's executors or administrators.

TRANSFER OF OWNERSHIP. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is received by Lincoln Life, and any payment made or any action taken or allowed by Lincoln Life before such time in reliance on the recorded ownership of the Policy shall be without prejudice to Lincoln Life.

LN935                                 NY                                  Page 4
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Unless otherwise directed by the Owner, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

BENEFICIARY. The Beneficiary on the Date of Issue shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Insured Employee shall vest in the Owner or the Owner's executors or administrators.

CHANGE OF BENEFICIARY. The Beneficiary may be changed from time to time. Unless provided otherwise, the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and by any irrevocable Beneficiary. A change of Beneficiary shall be effective on the date the notice of change was signed and subject to receipt of the notice by Lincoln Life. Any payment made or any action taken or allowed by Lincoln Life before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to Lincoln Life.

                           VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT AND VARIABLE SUB-ACCOUNTS. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the Definitions provision of the Policy . The separate account was established by a resolution of Lincoln Life's Board of Directors as a "separate account" under the insurance law of the State of New York, Lincoln Life's state of domicile and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by Lincoln Life and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of Lincoln Life. The Variable Account assets are owned and controlled exclusively by Lincoln Life, and Lincoln Life is not a trustee with respect to such assets.

The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, Lincoln Life shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, Lincoln Life may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account. In the event of such a change, Lincoln Life shall endorse the Policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the Insurance Superintendent of New York. INVESTMENTS OF THE VARIABLE SUB-ACCOUNTS. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund Group shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Date of Issue are listed in the application for the Policy . Lincoln Life, after due consideration of appropriate factors, may add additional Funds and Fund Groups at any time or may eliminate or substitute Funds or Fund Groups in accordance with FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Lincoln Life from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund Group's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

LN935                                 NY                                  Page 5
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FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. If a particular Fund ceases to be available for investment or Lincoln Life determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), Lincoln Life may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. Lincoln Life shall obtain any necessary regulatory or other approvals including prior authorization of the Insurance Superintendent of New York. Lincoln Life may make appropriate endorsements to the Policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

TOTAL ACCOUNT VALUE. The Total Account Value equals the sum of (i) the Fixed Account Value, (ii) the Variable Account Value, and (iii) the Loan Collateral Account. At any point in time, therefore, the Total Account Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders, (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Collateral Account, and (f) all expenses and fees as specified under SCHEDULE 1.

FIXED ACCOUNT VALUE. The Fixed Account value, if any, with respect to the Policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. Lincoln Life will credit interest on a daily basis to the Fixed Account. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of 0.008099% (equivalent to a compounded annual rate of 3%), or (b) a rate determined by Lincoln Life from time to time. Such rate will be established on a prospective basis, and once credited, such interest will be nonforfeitable.

LOAN BALANCE. The Loan Balance, if any, with respect to the Policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s). (SEE LOAN PROVISIONS, LOAN BALANCE.)

INTEREST CREDITED UNDER LOAN COLLATERAL ACCOUNT. Lincoln Life will credit interest on a daily basis to the Loan Collateral Account. The interest rate applied to the Loan Collateral Account will be the greater of: (a) a compounded daily rate of 0.008099% (equivalent to a compounded annual rate of 3%), or (b) a rate determined by Lincoln Life from time to time. Such rate will be established on a prospective basis. (SEE LOAN PROVISIONS, LOAN COLLATERAL ACCOUNT.)

VARIABLE ACCOUNT VALUE. The Variable Account Value, if any, with respect to the Policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the Policy. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units (units of measure used in the calculation of the value of each Variable Sub-Account), if any, credited or debited to such Variable Sub-Account with respect to the Policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE. Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Variable Sub-Account are converted into Variable Accumulation Units. The number of units will be calculated by dividing each amount allocated, transferred, distributed or redeemed by the Accumulation Unit Value of the appropriate Variable Sub-Account at the end of the Valuation Period in which it is received. The Accumulation Unit Value for each Variable Sub-Account was initially established at $10.00. This value may thereafter increase or decrease from one Valuation Period to the next. The Variable Accumulation Unit Value for a Variable Sub-Account for any subsequent Valuation Period after the inception of the Variable Sub-Account is determined as follows:

LN935                                 NY                                  Page 6
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1.   The total value of Fund shares held in each Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period and adding any dividend or other distribution of the Fund made during the Valuation Period; minus

2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln Life that Lincoln Life determines result from the operations of the Variable Account; and

3. The result of (1) minus (2) is divided by the number of Variable Accumulation Units for that Variable


     Sub-Account outstanding at the beginning of the Valuation Period.

The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the daily M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

COST OF INSURANCE. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:

(1)  is the Cost of Insurance Rate as described in COST OF INSURANCE RATES,

(2)  is the Death Benefit at the beginning of the Policy Month, and

(3) is the Total Account Value at the beginning of the Policy Month prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES. The Cost of Insurance Rates are determined from time to time by Lincoln Life based on its expectations of future mortality, investment earnings, persistency, and expenses (including taxes). Any adjustments will be made on a non-discriminatory basis. A portion of such Cost of Insurance Rates may represent a recovery of expenses associated with the administration of the Policy; such recovery may be greater in the early Policy years. Any change in Cost of Insurance Rates will be determined in accordance with the procedures and standards on file with the Insurance Superintendent of New York and will apply to all individuals of the same class as the Insured Employee. The Cost of Insurance Rates shall not exceed the amounts described in SCHEDULE 2.

MONTHLY DEDUCTION. Each month, on the Monthly Anniversary Day, Lincoln Life will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Total Account Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner. The Monthly Deduction for a Policy Month will be calculated as
(a) plus (b) where:

(a)  Is the Monthly Administrative Fee as described under SCHEDULE 1, and

(b) is the Cost of Insurance (as described in COST OF INSURANCE) and the cost of any supplemental riders or optional benefits.

BASIS OF COMPUTATIONS. The Cost of Insurance Rates are guaranteed to be no greater than that calculated based on the applicable 1980 Commissioners Standard Ordinary Mortality Table A (Age nearest birthday) as described in SCHEDULE 2.

All Policy values are at least equal to that required by the New York Nonforfeiture Law. A detailed statement of the method of computing values has been filed with the insurance supervisory official New York.

LN935                                 NY                                  Page 7
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                          TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE. At any time while the Policy is in force (other than during the Right-to-Examine Period), the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the Policy. All such transfers are subject to the following provisions. Transfers may be made either In Writing, or electronically, if internet transfers have been previously authorized In Writing. Transfer requests must be received at the Administrator Mailing Address prior to the time of day set forth in the prospectus and provided the NYSE is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. Lincoln Life shall not be responsible for (a) any liability for acting in good faith upon any transfer instructions given by internet, or (b) the authenticity of such instructions. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

TRANSFERS WITHIN ACCOUNTS
Transfers of all or part of each fund's account value to any other fund or to the Fixed Account Value may be made at any time. There will be no charge for the first 24 transfers within a Policy Year, but we reserve the right to charge a $25 administrative fee for each additional transfer within that Policy Year. In the event of a material change in the investment strategy of a Variable Subaccount, the Owner may transfer the amount in the Variable Subaccount to other Variable Subaccounts or to the Fixed Account without a transfer charge even if the 24 free transfers have already been made. The option to transfer must be exercised by the Owner within 60 days after the effective date of such change in the investment strategy of a Variable Subaccount.

We reserve the right to restrict transfers of a portion of the Fixed Account Value to one or more of the Funds, to a period within forty-five days following the Insured Employee Initial Coverage Anniversary. Requests for transfers must be made In Writing. The transfer will be effective on the Valuation Date that the written request is received at the Administrator Mailing Address. The amount of such transfer cannot exceed 20% of the greatest amount in the portion of the Fixed Account Value allocated to the Insured Employee during the prior 5 years or $1000.

Accumulation units for each Fund will be added to or subtracted from the total accumulation units for that Fund, based on each Fund's accumulation unit value at the end of the Valuation Date when request for such transfer is received by Lincoln Life. A dollar amount will be added to or subtracted from the Fixed Account Value according to the terms of the request for transfer.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION. The Owner may elect to participate in programs providing for Dollar Cost Averaging or automatic Rebalancing, currently without charge, but may participate in only one program at any time. Lincoln Life reserves the right to impose a charge under each program of up to $25 per transaction. A single transaction may consist of more than one transfer.

DOLLAR COST AVERAGING. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account. Transfer allocations may be made to one or more of the other Sub-Accounts on a monthly or quarterly basis. Allocations may not be made to the same account from which funds are to be transferred. Transfers do not count against the free transfers available. Transfers may be elected at any time while the Policy is in force.

Dollar Cost Averaging terminates automatically (a) if the value in the Money Market Sub-Account is insufficient to complete the next transfer; (b) one week after receipt at the Administrator Mailing Address of a request for termination In Writing, or electronically, if adequately authenticated; or (c) after 12 or 24 months (as elected on the application).


LN935                                 NY                                  Page 8

AUTOMATIC REBALANCING. Automatic Rebalancing periodically restores the percentage of Policy value allocated to each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 50% Growth, 30% Utilities). The Fixed Account is not subject to rebalancing. The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Variable Sub-Accounts will be subject to Automatic Rebalancing.

                  NONFORFEITURE AND SURRENDER VALUE PROVISIONS

SURRENDER. Surrender of the Policy is effective on the business day of receipt by Lincoln Life of the Policy and a request for surrender In Writing, provided that at the time of such receipt the Policy is in force.

SURRENDER VALUE. The amount payable on surrender of the Policy, or a portion allocated to the Insured Employee shall be the Net Total Account Value, or a portion allocated to the Insured Employee, less any accrued loan interest not yet charged.

The Surrender Value shall be paid by Lincoln Life in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT. Any deferment of payments by Lincoln Life will be subject to GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

CONTINUATION AFTER POLICY AGE 100. Unless otherwise agreed to by the Owner and Lincoln Life, if the Insured Employee is still living at Policy Age 100 and the Policy has not lapsed or been surrendered, Lincoln Life will continue the Policy in force until the Death Benefit Proceeds become payable or the Policy is surrendered. The date the Insured Employee reaches Policy Age 100, no further premium payments or Loans will be allowed and no further Monthly Deductions will be taken. The Death Benefit will be reduced to the Total Account Value. Interest will continue to be credited to the Total Account Value as defined in POLICY VALUES PROVISION, INTEREST CREDITED UNDER THE FIXED ACCOUNT. The Variable Account Value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the Insured Employee becomes Policy Age 100. Interest will continue to be charged on the Loan Balance.

PARTIAL SURRENDER. A partial surrender may be made from the Policy on any Valuation Day after the first Insured Employee Initial Coverage Duration, in accordance with the following as long as the Policy is in force. A partial surrender must be requested In Writing or, if previously authorized, electronically. A partial surrender may only be made if the amount of the partial surrender, excluding the transfer fee as specified in SCHEDULE 1, is (a) not less than $500; and (b) not more than 90% of the Surrender Value of the Policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by Lincoln Life. The amount of the partial surrender and the transfer fee shall be withdrawn from the Fixed Account and Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts, unless otherwise specified.

Any surrender results in a withdrawal of funds from all of the Fixed Account and Variable Sub-Accounts that have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON TOTAL ACCOUNT VALUE AND SPECIFIED AMOUNT. As of the end of the Valuation Day on which there is a partial surrender, the Total Account Value shall be reduced by the sum of (i) the amount of the partial surrender, plus (ii) the transfer fee specified in SCHEDULE 1. If DEATH BENEFIT OPTION 1 is in effect, a partial surrender will reduce the Total Account Value, the death benefit and the Specified Amount. If DEATH BENEFIT OPTION 2 is in effect, a partial surrender will reduce the Total Account Value and the death benefit. The Specified Amount will not be reduced. For DEATH BENEFIT OPTION 3, a partial surrender will reduce the Accumulated Premium Account (see NONFORFEITURE AND SURRENDER VALUE PROVISIONS, DEATH BENEFIT OPTION 3, ACCUMULATED PREMIUM ACCOUNT FOR DEATH BENEFIT OPTION 3) and the death benefit by the amount of the


LN935                                 NY                                  Page 9
partial surrender. If the amount of the partial surrender exceeds the value of the Accumulated Premium Account , the Specified Amount will be reduced by the excess amount. The reduction in the Specified Amount will be made against the most recent increases first, then against the recent increases successively.

                                 LOAN PROVISIONS

POLICY LOANS. If the Policy has a Surrender Value, Lincoln Life will grant a loan against the Policy provided a proper loan agreement is executed. The loan may be taken for any amount such that the portion of the Loan Balance allocated to an Insured Employee will not exceed 90% of the Net Total Account Value. The amount borrowed will be paid within seven days of Lincoln Life's receipt of such request, except as Lincoln Life may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

The minimum loan amount is $500. Lincoln Life reserves the right to modify this amount in the future. Lincoln Life will withdraw such loan from the Fixed Account and Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs Lincoln Life otherwise In Writing. Lincoln Life may defer a loan for 6 months from the date of the request for the loan unless the loan will be used to pay premiums.

LOAN BALANCE.  The amount of any outstanding loans.

LOAN COLLATERAL ACCOUNT. When a loan is taken, an amount equal to the loan is transferred from the Variable Sub-Accounts and the Fixed Account on a proportional basis, unless otherwise indicated, to this account. The Interest Rate Credited on the Loan Collateral Account is shown on the Policy Specifications Page. The Loan Collateral Account is part of Lincoln Life's general account.

LOAN REPAYMENT. The outstanding loan balance may be repaid at any time during the lifetime of the Insured Employee; however, the minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Balance and the Loan Collateral Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed Account and Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and Lincoln Life agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN BALANCE. The interest rate charged on the Loan Balance is shown on the Policy Specifications page, and guaranteed not to exceed 4.25% in any Policy Year. Interest charged on the Loan Balance is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and Lincoln Life. Such loan interest amount, if not paid, will be transferred out of the Fixed Account and Variable Sub-Accounts in proportion to the then current Net Total Account Value and into the Loan Collateral Account, unless both the Owner and Lincoln Life agree otherwise.

INDEBTEDNESS. The term "indebtedness" means money which is owed on the Policy due to an outstanding loan and interest accrued thereon but not yet charged. Indebtedness is accounted for in the Loan Balance. A loan, whether or not repaid, will have a permanent effect on the Total Account Value and on the Death Benefit Proceeds. Any indebtedness at time of settlement will reduce the proceeds payable under the Policy. A Policy loan reduces the then current Net Total Account Value under the Policy while repayment of a loan will cause an increase in the then current Net Total Account Value.

If at any time the total Indebtedness against the Policy, including interest, equals or exceeds the then current Total Account Value, a notice will be sent at least 31 days before the end of the grace period to the Owner that the Policy will terminate unless the Indebtedness is repaid. The Policy will thereupon terminate without value at the end of the grace period subject to the conditions in PREMIUM PROVISIONS, GRACE PERIOD.


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                          INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE. The date of coverage will be the Date of Issue provided the initial premium has been paid and the Policy accepted by the Owner (a) while the Insured Employee is alive, and (b) prior to any change in health and insurability as represented in the application.

TERMINATION OF COVERAGE. All coverage under the Policy terminates on the first to occur of the following:

1.   Surrender of the Policy;

2.   Death of the Insured Employee; or

3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period.

No action by Lincoln Life after such a termination of the Policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the Policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS. If the Insured Employee dies while the Policy is in force, Lincoln Life shall pay Death Benefit Proceeds equal to the greater of (a) the Requested Death Benefit or (b) the Minimum Required Death Benefit, less any indebtedness (SEE SCHEDULE 3). Death Benefit Proceeds are less any indebtedness and will be determined on each Valuation Day.

The Requested Death Benefit varies by Death Benefit Option as follows:

     DEATH BENEFIT OPTION 1:

     The Requested Death Benefit will be the Specified Amount on the date of death of the Insured Employee.

     DEATH BENEFIT OPTION 2:

     The Requested Death Benefit will be the Specified Amount plus a portion of the Total Account Value allocated to the Insured Employee on the date of death of the Insured Employee.

     DEATH BENEFIT OPTION 3:

     The Requested Death Benefit will be the Specified Amount plus a portion of the Accumulated Premium Account allocated to the Insured Employee on the date of death of the Insured Employee.

     ACCUMULATED PREMIUM ACCOUNT. The Accumulated Premium Account is the accumulation (at the Accumulation Premium Account interest rate as shown on the Policy Specifications) of the Insured Employee's portion of all premiums paid and partial surrenders. The Accumulated Premium Account may never be less than zero or greater than the Accumulation Premium maximum amount.

CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTION. Unless provided otherwise, a change in Specified Amount or Death Benefit Option may be requested at any time after the first Policy Year while the Policy is in force, provided the request for change is In Writing and filed at the Administrator Mailing Address. If such change results in an increase in the Net Amount at Risk, it will be subject to satisfactory evidence of insurability. All such changes are subject to the consent of Lincoln Life and the following conditions. A revised Exhibit of Insureds will be sent to the Owner once the change is completed.


LN935                                 NY                                 Page 11

CHANGES IN SPECIFIED AMOUNT:

1. If a decrease in the Specified Amount is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request provided any requirements, as determined by Lincoln Life, are met.

     In such event, Lincoln Life will reduce the existing Specified Amount against the most recent increase first, then against the next most recent increases successively, and finally, against insurance provided under the original application; however, Lincoln Life reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the POLICY SPECIFICATIONS.

2.   If an increase in the Specified Amount is requested:

     (a) a supplemental application must be submitted and evidence of insurability of the Insured Employee satisfactory to Lincoln Life must be furnished; and

     (b)  any other requirements as determined by Lincoln Life must be met.

     If Lincoln Life approves the request, the increase will become effective upon the Valuation Day that coincides with or next follows the date the request is approved by Lincoln Life.

CHANGES IN DEATH BENEFIT OPTION:

Any change in the Death Benefit option is subject to the following conditions:

Death Benefit changes are not allowed if the Specified Amount will be reduced below the Minimum Specified Amount.

The change will take effect on the Monthly Anniversary Day on or next following the date a request is received in writing.

Evidence of insurability may be required.

Lincoln Life will not allow a decrease in the amount of insurance below the minimum amount required to maintain the contract as a life insurance Policy under the Internal Revenue Code.

The following changes are allowed:

1.   Change from Option 1 to 2

     Changes from Option 1 to 2 will be allowed at any time. The Specified Amount will be reduced to equal the Specified Amount less the portion of the Total Account Value allocated to the Insured employee at the time of the change.

2.   Change from Option 2 to Option 1:

     Changes from Option 2 to 1 will be allowed at any time. The new Specified Amount will equal the Specified Amount plus the portion of the Total Account Value allocated to the Insured Employee at the time of the change.

3.   Change from Option 3 to 1

     Changes from Option 3 to 1 will be allowed at any time. The Specified Amount will be increased to equal the Specified Amount prior to the change, plus the Accumulated Premium Account at the time of the change.


LN935                                 NY                                 Page 12

4. With respect to changes described in 1 through 3 above, the effective date of the change will be the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

                               GENERAL PROVISIONS

THE POLICY. The Policy and the application on the Insured Employee (including any supplementary application for changes in Specified Amount or Death Benefit Option) constitute the entire contract between the parties. All statements made in the application shall be deemed representations and not warranties. No statement may be used in defense of a claim under the Policy unless it is contained in the application and a copy of the application is attached to the Policy when issued.

Only the President, a Vice President, an Assistant Vice President, a Secretary, a Director or an Assistant Director of Lincoln Life may execute or modify the Policy.

The Policy is executed at the Administrator Mailing Address located on the front cover of the Policy.

NON-PARTICIPATION.  The Policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM. Due Proof of Death of the Insured Employee must be furnished to Lincoln Life as soon as reasonably practicable after the death of the Insured Employee. Such notice shall be given to Lincoln Life In Writing by or on behalf of the Owner.

PAYMENT OF PROCEEDS. Proceeds, as used in the Policy, means the amount payable
(a) upon the surrender of the Policy, or (b) upon the Insured Employee's death.

The amount payable upon receipt of Due Proof of Death of the Insured Employee will be the Death Benefit Proceeds as of the date of death of the Insured Employee. (SEE INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT PROCEEDS.) Death Benefit Proceeds are payable upon the Insured Employee's death subject to the receipt of Due Proof of Death and will include interest on proceeds from the date of death of the Insured Employee to the date of payment. Such interest shall be computed daily at the rate currently paid by Lincoln Life on proceeds left under settlement options. If the death occurs during the GRACE PERIOD, Lincoln Life will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the GRACE PERIOD, reduced by any due Monthly Deductions.

If the Policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

The proceeds are subject to the further adjustments described in the following provisions:

1.   Misstatement of Age;

2.   Suicide; and

3.   Incontestability.

When settlement is made, Lincoln Life may require return of the Policy. Proceeds will be paid in a lump sum unless an Optional Method of Settlement is elected.

Policy proceeds are exempt from the claims of creditors and the rights of beneficiaries thereof shall be protected.

LN935                                 NY                                 Page 13

DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, surrender, or partial surrenders will be paid within 7 days of Lincoln Life's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. In the event of a deferral of a surrender, loan or payment of Death Benefit Proceeds, interest becomes payable after 10 days at the rate currently paid under the interest settlement option. Additionally, Lincoln Life reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by Lincoln Life; during any such deferred period, the amount payable will bear interest at the rate specified under the interest settlement option.

MISSTATEMENT OF AGE. If the age of the Insured Employee is misstated, Lincoln Life will adjust all benefits to the amounts that would have been purchased for the correct age according to the basis specified in SCHEDULE 2; that is, all benefits will be adjusted for the difference between the monthly Deductions made and the Monthly Deductions that would have been made for the correct age.

SUICIDE. If the Insured Employee commits suicide within 2 years from the Date of Issue of the Initial Coverage, the Death Benefit Proceeds will be limited to a refund of premiums paid with respect to the Insured Employee, less (a) any Indebtedness against the Policy and (b) the amount of any partial surrenders allocated to the Insured Employee. If the Insured Employee commits suicide, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges allocated to the Insured Employee for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds allocated to the Insured Employee applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the Policy.

INCONTESTABILITY. Except for nonpayment of Monthly Deductions, the Policy will be incontestable with respect to the Insured Employee after it has been in force during the lifetime of the Insured Employee for 2 years from its Date of Issue of Initial Coverage of the Insured Employee. This means that Lincoln Life will not use any material misstatement in the application to challenge a claim or avoid liability after that time. Any applied for increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of the Insured Employee.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase.

ANNUAL REPORT. Lincoln Life will send a report to the Owner at least once a year without charge. The report will show the Total Account Value as of the reporting date and the amounts deducted from or added to the Total Account Value since the last report. The report will also show (a) the current Death Benefit Proceeds,
(b) the current Policy values, (c) premiums paid and all deductions made since the last report, (d) outstanding Policy loans, and (e) any other information required by the Superintendent of Insurance.

PROJECTION OF BENEFITS AND VALUES. Lincoln Life will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, if any.

CHANGE OF PLAN. The Policy may be exchanged for another Policy only if Lincoln Life consents to the exchange and all requirements for the exchange as determined by Lincoln Life are met.

POLICY CHANGES - APPLICABLE LAW. The Policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, Lincoln Life reserves the right to return any premium payments that would cause the Policy to fail to qualify as life insurance under applicable tax law as interpreted by Lincoln Life. Further, Lincoln Life reserves the right to make changes in the Policy or to make distributions from the Policy to the extent it deems necessary, in its sole discretion, to continue to qualify the Policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.


LN935                                 NY                                 Page 14

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
              GROUP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Non-Participating Variable life insurance payable upon maturity date or death of the Insured Employee.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the Policy.
         Flexible premiums payable to when the Insured Employee reaches
                                 Policy Age 100.
                Investment results reflected in Policy benefits.
       Premium Payments and Supplementary Coverages as shown in the Policy
                                 Specifications.



LN935                                 NY

                               EXHIBIT OF INSUREDS
                      (DEATH BENEFITS PER INSURED EMPLOYEE)

POLICY  NUMBER:   SPECIMEN

  DATE OF       SSN       DATE OF   LAST NAME  FIRST NAME  SMOKER/    SEX   AGE    DB      PREM    TARGET     PLANNED    SPECIFIED
   BIRTH                  COVERAGE                         NONSMOKER             OPTION  ACCUMATE  PREMIUM    PREMIUM     AMOUNT
                           CHANGE
---------------------------------------------------------------------------------------------------------------------------------
[12/17/1959  000-00-0001  XX/XX/XX    Person        1         S        F    39     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 5/17/1963   000-00-0002  XX/XX/XX    Person        2         S        M    36     1      N/A      XX,XXX     XX,XXX      XXX,XXX

10/25/1946   000-00-0003  XX/XX/XX    Person        3         N        F    53     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 3/28/1958   000-00-0004  XX/XX/XX    Person        4         N        M    41     1      N/A      XX,XXX     XX,XXX      XXX,XXX

12/31/1931   000-00-0005  XX/XX/XX    Person        5         N        F    67     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 9/24/1954   000-00-0006  XX/XX/XX    Person        6         N        F    45     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 6/4/1947    000-00-0007  XX/XX/XX    Person        7         S        M    52     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 4/26/1936   000-00-0008  XX/XX/XX    Person        8         N        F    63     3       4%      XX,XXX     XX,XXX      XXX,XXX

 2/2/1957    000-00-0009  XX/XX/XX    Person        9         N        M    42     1      N/A      XX,XXX     XX,XXX      XXX,XXX

12/14/1954   000-00-0010  XX/XX/XX    Person       10         N        M    44     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 6/12/1961   000-00-0011  XX/XX/XX    Person       11         N        M    38     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 4/7/1950    000-00-0012  XX/XX/XX    Person       12         S        M    49     2      N/A      XX,XXX     XX,XXX      XXX,XXX

10/10/1954   000-00-0013  XX/XX/XX    Person       13         N        M    45     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 9/6/1948    000-00-0014  XX/XX/XX    Person       14         N        F    51     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 9/3/1952    000-00-0015  XX/XX/XX    Person       15         N        F    47     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 12/1/1946   000-00-0016  XX/XX/XX    Person       16         N        M    53     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 3/21/1954   000-00-0017  XX/XX/XX    Person       17         N        M    45     1      N/A      XX,XXX     XX,XXX      XXX,XXX

 9/26/1937   000-00-0018  XX/XX/XX    Person       18         N        M    62     3       4%      XX,XXX     XX,XXX      XXX,XXX]